Exhibit 99.1
comScore Clarifies 2008 Guidance
Reston, VA, February 8, 2008 — comScore, Inc. (NASDAQ: SCOR) is issuing the following supplemental information in order to clarify any misperceptions resulting from the guidance for the first quarter and full year 2008 provided in the company’s earnings press release issued on February 7, 2008. In addition, comScore is clarifying such guidance as compared to estimates of First Call and the consensus estimates of research analysts that cover comScore.
The table shown below provides a comparison of comScore’s 2008 guidance and First Call and research analyst consensus estimates of financial metrics not affected by the company’s tax valuation allowance in order to help investors use a more consistent comparison that is not affected by different tax rate assumptions:
1Q08

($ millions)	comScore Guidance	Third Party Estimates
Revenue	$25.9 - $26.2	$25.4 (a)
Adjusted EBITDA	$5.1 - $5.4	$5.2 (b)
Non-GAAP EPS	$0.14 - $0.17	$0.16 (a)

2008

($ in millions)	comScore Guidance	Third Party Estimates
Revenue	$112.2 - $113.2	$112.6 (a)
Adjusted EBITDA	$25.4 - $26.4	$26.4 (b)
Non-GAAP EPS	$0.76 - $0.80	$0.79 (a)

Source: a) First Call; b) Research analysts’ consensus
A reconciliation of first quarter and full year 2008 guidance provided by the company in the tables above to the corresponding GAAP financial guidance of the company is provided below.
For the full-year 2008, comScore is projecting GAAP net income of $10.5 million to $11.5 million. The company is projecting GAAP EPS for the full-year 2008 of $0.35 to $0.38 per share on approximately 30.2 million fully diluted shares.
For the purposes of this supplemental press release, comScore is revising its definition of non-GAAP adjusted net income to exclude the additional income tax provision projected for 2008 resulting from the valuation allowance reversal. On this basis, comScore is forecasting non-GAAP adjusted net income for the full-year 2008 of approximately $23.4 million to $23.7 million. The company is forecasting adjusted EBITDA for the full-year 2008 in the range of $25.4 million to $26.4 million, an increase of 41 percent to 47 percent as compared to full-year 2007. comScore is forecasting non-GAAP EPS of $0.76 to $0.80 per share.

For the first quarter of 2008, comScore is projecting GAAP net income of $2.0 million to $2.3 million. The company is projecting GAAP EPS for the first quarter 2008 of $0.06 to $0.08 per share on approximately 30.2 million fully diluted shares.
comScore is also forecasting non-GAAP adjusted net income for the first quarter of 2008 of approximately $4.4 million to $4.7 million. For the first quarter of 2008, the company is forecasting adjusted EBITDA of $5.1 million to $5.4 million, an increase of 86 percent to 97 percent compared to the first quarter of 2007. comScore is forecasting non-GAAP EPS of $0.14 to $0.17 per share.
The company’s GAAP net income guidance for the first quarter and full year 2008 includes the effect of the income tax benefit of $8.1 million booked in the fourth quarter 2007 due to the partial reversal of the valuation allowance offsetting certain deferred tax assets, which consisted principally of net operating loss carryforwards. The partial reversal of the valuation allowance, and any future reversal, affects net income only; there was no impact on operating or free cash flow. Operating or free cash flow is only impacted when net operating losses are actually utilized against taxable income to save cash taxes. As a result of the valuation allowance reversal, comScore’s forecasted GAAP net income for 2008 reflects a normalized effective tax rate of approximately 38.6 percent.
A reconciliation of first quarter and full-year 2008 GAAP net income and EPS to the non-GAAP adjusted EBITDA, non-GAAP adjusted net income and non-GAAP EPS is set forth in the table accompanying this release.

Reconciliation from GAAP Net Income to Net Income excluding unusual non-operating items, Adjusted Net Income and Adjusted EBITDA (Guidance)
Forecasted amounts for the first quarter and year ended December 31, 2008 are based on the mid-points of the range of the guidance provided herein.

	Three Months Ended		Twelve Months Ended
	March 31,		December 31
	2008	2007	2008	2007
		(Dollars in thousands)
	(unaudited)	(unaudited)	(unaudited)
Net income	$2,150	$1,540	$11,000	$19,316

Follow-on public offering costs	—	—	—	392
Discrete valuation allowance release	—	—	—	(8,065)

Net income excluding unusual non-operating items	$2,150	$1,540	$11,000	$11,643

Amortization of acquired intangibles	7	293	16	966
Stock-based compensation	1,080	107	6,305	2,474
Revaluation of preferred stock warrant liabilities	—	(11)	—	1,195
Incremental income tax provision due to valuation allowance reversal	1,174	—	6,053	—

Non- GAAP adjusted net income	$4,411	$1,929	$23,374	$16,278

Cash tax provision	176	46	870	543
Depreciation	1,486	861	5,097	3,762
Interest (income) expense, net	(823)	(97)	(3,441)	(2,627)

Adjusted EBITDA	$5,250	$2,739	$25,900	$17,956
Adjusted EBITDA margin (%)	20%	15%	23%	21%

EPS	$0.07	$0.00	$0.36	$0.88
Non-GAAP EPS	$0.15	$0.00	$0.77	$0.71
* Forecasted, unaudited GAAP net income and adjusted amounts disclosed above does not reflect any adjustments related to a reversal of the company’s deferred tax allowance.
Non-GAAP Financial Measures
comScore reports all financial information required in accordance with generally accepted accounting principles (GAAP). comScore believes, however, that evaluating its ongoing operating results will be enhanced if it also discloses certain non-GAAP information, because it is useful to understand comScore’s performance, as it excludes non-cash and other special charges that many investors believe may obscure comScore’s on-going operating results.
For example, comScore believes that adjusted EBITDA is a useful measure for investors to use to evaluate its operating performance. comScore defines adjusted EBITDA as net income plus the (benefit) provision for income taxes, depreciation, amortization of intangible assets resulting from acquisitions, stock-based compensation, revaluation of preferred stock warrant liabilities; less interest income (expense), net. The company believes that adjusted EBITDA is an important indicator of the company’s operational strength and the performance of its business because it provides a link between profitability and operating cash flow. Adjusted EBITDA is also widely used by investors and analysts as a supplemental measure to evaluate the overall operating performance of companies in comScore’s industry. comScore’s management also uses adjusted EBITDA extensively as a measure of operating performance because it does not include the impact of items not directly resulting from our core operations. Moreover, the company’s management uses the measure for planning purposes, to allocate resources and to evaluate the effectiveness of the company’s business strategies and management’s performance.
In addition, comScore uses non-GAAP adjusted net income, which excludes the impact of the revaluation of preferred stock warrant liabilities, stock-based compensation and the amortization of intangible assets resulting from acquisitions, to evaluate profit performance including the impact of interest income/expense and taxes. comScore’s management also uses free cash flow as a non-GAAP measure of the company’s operating cash flow less cash expenditures for capital spending as a key indicator of the company’s operating cash flow performance net of capital outlays.
Whenever comScore uses such non-GAAP financial measures, it provides a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. The mid-points of the ranges for projected GAAP net income and non-GAAP adjusted net income have been used in the reconciliation, where applicable. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure.
About comScore
comScore, Inc. (NASDAQ: SCOR) is a global leader in measuring the digital world. This capability is based on a massive, global cross-section of more than 2 million consumers who have given comScore permission to confidentially capture their browsing and transaction behavior, including online and offline purchasing. comScore panelists also participate in survey research that captures and integrates their attitudes and intentions. Through its proprietary technology, comScore measures what matters across a broad spectrum of behavior and attitudes. comScore analysts apply this deep knowledge of consumers and competitors to help clients design powerful marketing strategies and tactics that deliver superior ROI. comScore services are used by more than 800 clients, including global leaders such as AOL, Microsoft, Yahoo!, BBC, Carat, Deutsche Bank, France Telecom, Best Buy, The Newspaper Association of America, Financial Times, ESPN, Fox Sports, Nestle, Starcom, Universal McCann, the United States Postal Service, Verizon, ViaMichelin, Merck and Expedia. For more information, please visit http://www.comscore.com.
Cautionary Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements regarding comScore’s forecasts of revenue, adjusted EBITDA, net income, non-GAAP adjusted net income, EPS and non-GAAP EPS and the related growth rates and components thereof for the first quarter and the full year 2008; and comScore’s expectation to realize deferred tax assets and plans to continue to evaluate such assets and related valuation allowances. These statements involve risks and uncertainties that could cause our actual results to differ materially, including, but not limited to: the early stage of the market for digital marketing intelligence and the rate of development of such market; comScore’s ability to manage its growth; the rate of development of the Internet advertising and eCommerce markets; comScore’s ability to effectively expand sales and marketing; comScore’s reliance on subscription-based revenues; comScore’s ability to retain existing large customers and obtain new large customers; continued growth of the Internet as a medium for commerce, content, advertising and communications; inability to sell additional products and attract new customers; dependence on growth of international operations; product obsolescence with technological developments; volatility of quarterly results and analyst expectations; comScore’s history of losses and the risk of future losses; comScore’s limited operating history; and comScore’s utilization of net operating loss carryforwards.
For a detailed discussion of these and other risk factors, please refer to comScore’s Registration Statement on Form S-1 and quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission (the “SEC”), which are available on the SEC’s Web site (www.sec.gov).
Stockholders of comScore are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. comScore does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the date of this press release, or to reflect the occurrence of unanticipated events. Further, while comScore has included First Call and analyst consensus estimates for comparison purposes in light of the misperceptions in the market related to comScore’s guidance, comScore undertakes no obligation to present or comment upon First Call or research analyst estimates at any point in the future.
Contact:
John Green
Chief Financial Officer
jgreen@comscore.com
(703) 438-2325